Exhibit (e)(2)
AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT
          This Amendment is made and entered into as of February 11, 2008 (this “Amendment”) to the Amended and Restated Rights Agreement, dated as of April 19, 2007 (the “Rights Agreement”), between KELLWOOD COMPANY, a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER AND TRUST COMPANY, a trust company organized under the laws of the State of New York (the “Rights Agent”).
          WHEREAS, on January 15, 2008, Cardinal Integrated, LLC, a Delaware limited liability company (“Cardinal”), an affiliate of Sun Capital Securities Group LLC (“Sun Capital”)commenced an unsolicited, conditional tender offer (the “Offer”) for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and the associated Series A Junior Preferred Stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement for $21.00 per Share, net to the seller in cash (the “Offer Price”), without interest, upon the terms and subject to the conditions set forth in that certain Offer to Purchase filed with the Securities and Exchange Commission on January 15, 2008, as amended through February 8, 2008 (the “Offer Documents”);
          WHEREAS, the Board of Directors has previously taken action to defer the occurrence of a Distribution Date for events related to or arising from the Offer Documents;
          WHEREAS, the Board of Directors of the Company has authorized this Amendment and the taking of all other action, so that the provisions of the Rights Agreement are inapplicable to the transactions contemplated by the Offer Documents so that the Offer may be consummated on February 12, 2008, subject to (i) Cardinal and Sun Capital acquiring in the Offer a number of shares of Common Stock that, when added to shares already owned by Sun Capital, constitute a majority of the then outstanding shares of Common Stock on a fully diluted basis (the “Majority Condition”); (ii) the Company not making a determination that a transaction with a third party has a reasonable likelihood of delivering a per share price in excess of $21.00 prior to 4:00 p.m. Eastern Standard Time on February 12, 2008 (a “Superior Proposal”); and (iii) the Offer not being extended, amended or modified in any way, unless such extension, amendment or modification is approved by the Board of Directors of the Company prior to the purchase of shares by Cardinal in the Offer (collectively, with the Majority Condition and the Superior Proposal, the “Conditions Precedent”);
          WHEREAS, the Board of Directors has authorized this Amendment and the taking of all other action, so that the provisions of the Rights Agreement are inapplicable to Shares acquired by Cardinal, Sun Capital and their respective affiliates pursuant to a merger agreement with the Company and Cardinal, Sun Capital or their respective affiliates with an effective date following the consummation of the Offer (the “Related Merger Agreement”);

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may supplement and amend the Rights Agreement; and
          WHEREAS, pursuant to resolutions adopted by its Board of Directors, the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and desires to evidence such amendment in writing;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Rights Agreement, the parties hereto agree as set forth below.
     1. The provisions of the Rights Agreement shall be inapplicable to the particular transactions contemplated by the Offer Documents and any Related Merger Agreement executed in connection therewith, subject to the Conditions Precedent having been satisfied. For the avoidance of doubt, neither the acquisition of Shares by Cardinal, Sun Capital and their respective affiliates pursuant to the Offer or pursuant to any merger occurring thereafter between the Company and Cardinal, Sun Capital and their respective Affiliates nor the execution, delivery or performance of a Related Merger Agreement, if any, shall cause Cardinal, Sun Capital and their Affiliates to become an Acquiring Person under the Rights Agreement, or result in the occurrence of a Distribution Date, a Stock Acquisition Date, or a Trigger Date, subject to the Conditions Precedent having been satisfied.
     2. Amendment of Section 1. Certain Definitions.
          Subject to the Conditions Precedent having been satisfied, the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by adding the following section end thereof:
     (v) Notwithstanding anything in this Agreement to the contrary, Cardinal Integrated, LLC, a Delaware limited liability company (“Cardinal”), an affiliate of Sun Capital Securities Group LLC (“Sun Capital”), and their respective Affiliates shall not be deemed to be an Acquiring Person solely as a result of (w) the commencement of the tender offer (the “Offer”) for all issued and outstanding shares of Common Stock upon the terms and subject to the conditions set forth in that certain Offer to Purchase filed with the Securities and Exchange Commission on January 15, 2008, as amended through February 8, 2008 (the “Offer Documents”); (x) the acquisition of Common Stock by Cardinal, Sun Capital and their respective Affiliates in accordance with the provisions of the Offer Documents; (y) the execution, delivery or performance of any merger agreement between the Company and Cardinal, Sun Capital and their respective Affiliates with an effective date following the consummation of the Offer (the “Related Merger Agreement”) or (z) any public announcement related to any of the foregoing.

          Subject to the Conditions Precedent having been satisfied, the definition of “Distribution Date” in Section 1(j) of the Rights Agreement is amended by adding the following sentence at the end thereof:
     Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the commencement of the Offer; (ii) the acquisition of Common Stock by Cardinal, Sun Capital and their respective Affiliates in accordance with the provisions of the Offer Documents; (iii) the execution, delivery or performance of any Related Merger Agreement; or (iv) any public announcement related to any of the foregoing.
          Subject to the Conditions Precedent having been satisfied, the definition of “Stock Acquisition Date” in Section 1(r) of the Rights Agreement is amended by adding the following sentence at the end thereof:
     Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of (i) the commencement of the Offer; (ii) the acquisition of Common Stock by Cardinal, Sun Capital and their respective Affiliates in accordance with the provisions of the Offer Documents; (iii) the execution, delivery or performance of any Related Merger Agreement; or (iv) any public announcement related to any of the foregoing.
          Subject to the Conditions Precedent having been satisfied, the definition of “Triggering Event” in Section 1(u) of the Rights Agreement is amended by adding the following sentence at the end thereof:
     Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred solely as the result of (i) the commencement of the Offer; (ii) the acquisition of Common Stock by Cardinal, Sun Capital and their Affiliates in accordance with the provisions of the Offer Documents; (iii) the execution, delivery or performance of any Related Merger Agreement; or (iv) any public announcement related to any of the foregoing.
     3. Effectiveness. Subject to the Conditions Precedent having been satisfied, this Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
     4. Terms. Terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement.
     5. Counterparts. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

     6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Rights Agreement shall be reinstated and shall not expire until the close of business on the tenth day following the date of such determination by the Board of Directors.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed, all as of the date and year first above written.

	Attest:		KELLWOOD COMPANY

By:		By:

	Name:		Name:
	Title:		Title:

	Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, INC.

By;		By:

	Name:		Name:
	Title:		Title: